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Exhibit 5.1

[Letterhead]



                               October 26, 2000


Luminant Worldwide Corporation
13737 Noel Road, Suite 1400
Dallas, Texas  75240-7367

      Re: LUMINANT WORLDWIDE CORPORATION REGISTRATION STATEMENT ON FORM S-3

Dear Ladies and Gentlemen:

      We have acted as counsel to Luminant Worldwide Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 described herein (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the shares of common stock of the Company, par value $0.01 per share, (1) issuable upon conversion or exercise of the convertible debentures and warrants sold by the Company pursuant to the Convertible Debenture Purchase Agreement dated September 21, 2000 (the "Purchase Agreement") by and among the Company, Montrose Investments Ltd., Strong River Investments, Inc. and James R. Corey (the "Conversion Shares"), (2) sold to Commonwealth Principals II, LLC in August 1998 and to Guillermo G. Marmol in September 1998 (the "Founder Shares"), and (3) issued in connection with the Company's acquisition of certain businesses pursuant to the following acquisition agreements:

      - the Agreement and Plan of Organization by and among the Company, Multimedia Acquisition LLC, Multimedia Resources, LLC, and Henry Heilbrunn, Lynn J. Branigan and Norman L. Dawley, dated June 2, 1999;
      - the Agreement and Plan of Organization by and among the Company, RSI Acquisition Corp., RSI Group, Inc., Resource Solutions International, LLC, and Charles Harrison, Carolyn Brown and Bruce D. Grant, dated June 1 1999;
      - the Agreement and Plan of Organization by and among the Company, Interactive Acquisition Corp., Interactives, Inc. and The Stockholders Named Therein, dated June 1, 1999;
      - the Agreement and Plan of Organization by and among the Company, Free Range Media Acquisition Corp., Free Range Media, Inc. and John C. Dimmer, John B. Dimmer, Andrew L. Fry, dated June 2, 1999;
      - the Agreement and Plan of Organization by and among the Company, Icon Acquisition Corp., and Integrated Consulting, Inc., d/b/a i.con interactive, and Calvin W. Carter, Elliot W. Hawkes and David Todd McGee, dated June 2, 1999;



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Luminant Worldwide Corporation
October 26, 2000
Page 2

      - the Agreement and Plan of Organization by and among the Company, Align Solutions Acquisition Corp., Align Solutions Corp., and the Stockholders named herein, dated June 1, 1999;
      - the Agreement and Plan of Organization by and among the Company, Potomac Partners Acquisition LLC, Potomac Partners Management Consulting, LLC and Simon J. Blanks, James R. Corey, Robert J. Kacergis, Brian D. Methvin, Paul Wedeking, Donald S. Perkins, Ellen R. Marram, John M. Richman, Thomas Puglisi, Michael Smith, dated
        June 1, 1999;
      - the Contribution Agreement by and between the Company and Young & Rubicam Inc., dated June 7, 1999; and
      - the Asset Purchase Agreement among Interactive8, Inc., the Company, New York Consulting Partners, LLC and the members of New York Consulting Partners, LLC, dated May 31, 2000.

(the "Contribution Shares" and together with the Conversion shares and the Founder Shares, the "Shares").

      For the purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary, including without limitation:

      - the 6% Convertible Debenture issued by the Company in the principal amount of $10,000,000 due September 21, 2003, the 6% Convertible Debenture issued by the Company in the principal amount of $5,000,000 due September 21, 2003 and the 6% Convertible Debenture issued by the Company in the principal amount of $2,000,000 due September 21, 2003 (collectively, the "Debentures"); and
      - the Common Stock Purchase Warrant issued by the Company to Montrose Investments Ltd. dated October 25, 2000, the Common Stock Purchase Warrant issued by the Company to Strong River Investments, Inc. dated October 25, 2000 and the Common Stock Purchase Warrant issued by the Company to James R. Corey dated October 25, 2000 (collectively, the "Warrants").

      Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Shares have been lawfully and duly authorized, (ii) the Founder Shares and Contribution Shares have been validly issued and are fully paid and nonassessable, and (iii) the Conversion Shares, if and when issued in accordance with the provisions set forth in the Purchase Agreement, the Debentures and the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

      This opinion is limited to the laws of the United States and the general corporate law of Delaware. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement



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Luminant Worldwide Corporation
October 26, 2000
Page 3

and to the use of our name therein under the caption "Legal Matters."

                                       Sincerely,


                                       WILMER, CUTLER & PICKERING


                                       By:       /s/ John B. Watkins
                                           -------------------------------
                                                John B. Watkins, a partner